SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	July 11, 2005

LINENS ’N THINGS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12381	22-3463939

(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

6 Brighton Road, Clifton, New Jersey		07015

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code		(973) 778-1300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Section 1     Registrant’s Business and Operations

Item 1.01     Entry into a Material Definitive Agreement

                      As reported in the Current Report on Form 8-K filed on July 15, 2005, Linens ‘n Things, Inc. (the “Company”) entered into an employment arrangement on July 11, 2005 with Jane Gilmartin (“Executive”) to serve as the Company’s Executive Vice President, Chief Merchandising Officer. On August 9, 2005 the Company entered into an Employment Agreement with Executive setting forth the terms of her employment.

                      As previously reported in the Current Report on Form 8-K, pursuant to the Employment Agreement, the Executive received a one-time signing bonus of $100,000 and a guaranteed minimum bonus of $300,000 for 2005 payable no later than March 31, 2006 so long as Executive is actively employed with the Company at that time. The Executive received a stock option grant of 50,000 stock options which vest in one-third annual increments beginning March 1, 2006, a stock option grant of 100,000 stock options which vest and are exercisable on December 31, 2005 (but with any sale of option shares subject to certain agreed performance conditions), and eligibility for a grant of up to 25,000 stock options during the Company’s 2005 annual equity award consideration process. The Executive received a grant of 61,000 shares of restricted stock units which will vest as follows: 7,500 on November 1, 2005, 7,500 on November 1, 2006, 7,750 on March 1, 2007, 15,000 on November 1, 2007, 7,750 on March 1, 2008, and 15,500 on March 1, 2009. The Executive is entitled to be indemnified for any mandatory repayment by The Executive of certain particular compensation related to prior employment up to an agreed amount not to exceed $125,000 in the aggregate.

                      The Employment Agreement provides for payment of an annual base salary that will be reviewed at the discretion of the Compensation Committee but limits any reduction in base salary during the term. The initial annual base salary is $525,000. The Employment Agreement also includes provisions concerning annual incentive compensation with a minimum target annual incentive award opportunity of not less than 45% of base salary, as well as a deferred incentive compensation target award opportunity of not less than 15% of base salary.

                      The Employment Agreement also provides for (i) participation during the employment term in benefit plans and programs including retirement benefits, life insurance, medical benefits and financial planning and tax planning support, and (ii) restrictive covenants including non-competition, non-disclosure and non-solicitation of employees. Upon a termination for cause, the Executive has agreed not to compete with the Company for a period of two years. In the case of voluntary termination by the Executive from her executive officer position, the Company may elect to pay, over a one year period, the Executive’s base salary and target annual incentive compensation in exchange for the Executive’s agreement not to compete with the Company for a period of one year.

                      In the event the Executive’s employment is terminated by the Company other than for cause, the Employment Agreement provides for (i) continued payment of salary and target annual incentive compensation for a period equal to 36 months minus that number of months the Executive was employed by the Company prior to the date of termination, with a minimum period of 18 months, (ii) pro rata annual incentive award at the Executive’s target rate payable in a lump sum, (iii) settlement of deferred compensation and (iv) continuation at Company cost of medical, health and life insurance benefits for 18 months or the date she receives equivalent coverage.

                      In the event the Executive’s employment is terminated by the Company within 18 months following a change in control and other than for cause, the Employment Agreement provides for (i) lump sum severance benefits equal to 2 times the annual base salary and target annual incentive compensation, (ii) pro rata annual incentive award at the Executive’s target annual incentive compensation payable in a lump sum, (iii) continuation of medical, health and life insurance, at Company cost, for 24 months or the date she receives equivalent coverage, and (iv) vesting of outstanding options, restricted stock or stock unit awards, deferred stock awards, and the right to exercise outstanding options for the remainder of their term.

                      The Employment Agreement obligates the Company to indemnify the Executive to the fullest extent permitted by law, including the advancement of expenses, and reimbursement of expenses incurred in seeking enforcement of an Employment Agreement unless in bad faith or frivolous.

                      If payments under the Employment Agreement following a change in control are subject to the golden parachute excise tax, the Company will make an additional gross-up payment sufficient to ensure that the net after-tax amount retained by the Executive (taking into account all taxes, including those on the gross-up payment) is the same as it would have been had such excise tax not applied.

                      The Employment Agreement is for an initial term ending on July 20, 2009. The Employment Agreement contain automatic one-year extensions at the end of the term unless the Executive fails to seek renewal or the Company gives notice of non-renewal. A Company notice of non-renewal prior to the Executive reaching age 60 would constitute a constructive termination of the executive without cause.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

10.1	Employment Agreement between Linens 'n Things, Inc. and Jane Gilmartin, dated August 9, 2005.

SIGNATURE

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINENS ’N THINGS, INC.

Dated: August 11, 2005	By:	/s/ Brian D. Silva

	Name:	Brian D. Silva
	Title:	Senior Vice President,
Human Resources, Administration and
Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement between Linens 'n Things, Inc. and Jane Gilmartin, dated August 9, 2005.